Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
(717) 524-7272

Omega Flex, Inc. (the “Company”) today announced that on September 5, 2006 the Company entered into a Stipulation and Settlement Agreement with the Class Representatives and Class Counsel, to settle and resolve the allegations brought forth in the lawsuit titled Berry, et al. v. Titeflex, Inc., et al. in the Arkansas Circuit Court, Clark County. All of the other defendants in the case have also signed the Settlement Agreement. The lawsuit relates to allegations that the Company’s CSST products posed an unreasonable risk of fire due to lightning strikes, and also alleged a conspiracy by the Company and other CSST manufacturers to prevent disclosure of such alleged defects. Both the Company and the other defendants deny all of the allegations in the lawsuit, and deny any wrongdoing or legal liability, but have agreed to settle this matter to avoid further cost and the uncertainty and risk of the outcome of further litigation. The Settlement Agreement provides (a) a release of all claims brought by Class Representatives for themselves and for the class against the defendants in the lawsuit, (b) notice to the class of the settlement and a remedial program for all class members, (c) certain marketing measures by the defendants, and (d) payment of attorneys’ fees to the Class Counsel. A copy of the Settlement Agreement has been filed as an exhibit to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission, and is available on the SEC website at www.sec.gov.

The Settlement Agreement is subject to preliminary approval by the Circuit Court, notice to the class of the action, and final approval by the Circuit Court after hearings on the fairness of the Settlement. It is expected that the notice to the class and final court approval will not be complete before the end of the calendar year.

This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Mestek to control.

Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts but rather reflect Mestek’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company (including its subsidiaries and affiliates) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this news release. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.